EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement No. 333-270681 on Form S-3 and Registration Nos.333-162624, 333-233184, and 333-288080 on Form S-8, of our reports dated March 3, 2026, relating to the financial statements of Century Aluminum Company, and the effectiveness of Century Aluminum Company’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of Century Aluminum Company for the year ended December 31, 2025.

/s/ Deloitte & Touche LLP

Chicago, Illinois
March 3, 2026